Exhibit 3.6

Delaware
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “DRS TECHNOLOGIES, INC.”, FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF JANUARY, A.D. 2006, AT 3:38 0’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

		/s/ HARRIET SMITH WINDSOR
0692211 8100	[SEAL]	Harriet Smith Windsor, Secretary of State
060090651		AUTHENTICATION:	4489919
		DATE:	01-31-06

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:38 PM 01/31/2006
FILED 03:38 PM 01/31/2006
SRV 060090651 - 0692211 FILE

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DRS TECHNOLOGIES, INC.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

DRS Technologies, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST, Article FOURTH, Section (a) of the Corporation’s Amended and Restated Certificate of Incorporation, as amended, is hereby amended to read in its entirety as set forth below:

(a)   The aggregate number of shares of capital stock which the corporation is authorized to issue is 102,000,000 consisting of 100,000,000 shares of Common Stock each having a par value of $0.01 per share and 2,000,000 shares of Preferred Stock each having a par value of $10.00 per share.

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, DRS Technologies, Inc. has caused this Certificate to be duly executed in its corporate name this 31st day of January, 2006.

DRS Technologies, Inc.
By:	/s/ RICHARD A. SCHNEIDER
Name:	Richard A. Schneider
Title:	Executive Vice President, Chief Financial Officer